Exhibit 99.1

SOCKET MOBILE APPOINTS FORMER DIRECTOR BRENT MACDONALD TO ITS BOARD

FREMONT, Calif., – July 15, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today announced the appointment of Brent MacDonald to its Board of Directors effective July 13, 2026.

Mr. MacDonald previously served on Socket Mobile's Board of Directors from 2016 to 2023, providing strategic guidance during a period of product innovation and market expansion. He was first appointed to the Board in June 2016 and served as an independent director until 2023.

"We are pleased to welcome Brent back to our Board of Directors," said Charlie Bass, Chairman of the Board. "Brent's familiarity with Socket Mobile, combined with his extensive business and financial leadership experience, will provide valuable insight as we execute our growth strategy and continue to enhance long-term shareholder value."

Mr. MacDonald said, "I am honored to rejoin the Socket Mobile Board. Having previously served on the Board, I have a deep appreciation for the Company's talented employees, innovative technology, and loyal customer base. I look forward to working with my fellow directors and management team to support Socket Mobile's continued growth and success."

Mr. MacDonald brings extensive executive leadership, finance, and public company governance experience. His previous service on Socket Mobile's Board provides valuable continuity and a strong understanding of the Company's strategy, operations, and markets as it enters its next phase of growth.

With Mr. MacDonald's appointment, Socket Mobile's Board of Directors consists of six members, four of whom are independent under Nasdaq listing standards, reinforcing the Company’s commitment to strong corporate governance and independent oversight.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com (AU, EMEA, UK). Follow Socket Mobile on LinkedIn , X, and keep up with our latest News and Updates (AU, EMEA, UK).

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

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